AMENDMENT

AMENDMENT, dated as March 16, 2006, between Verticalnet, Inc., a Pennsylvania corporation (the “Company”) and Gene S. Godick (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into an employment agreement, dated February 3, 2003 (the “Employment Agreement”), that sets forth the terms and conditions of Employee’s employment with the Company;

WHEREAS, the Employment Agreement provides that if a Sale of the Company (as defined in the Employment Agreement) occurs either (i) during the Employment Term (as defined in the Employment Agreement) or (ii) within 90 days after the Employee’s termination of employment on account of a covered termination, the Employee will receive a Sale of Company Bonus (as defined in the Employment Agreement);

WHEREAS, as a result of changes in the Company and the long-term goals of the Company, the Employee and the Compensation Committee of the Board of Directors of the Company (the “Committee”) have mutually determined that the Sale of Company Bonus is no longer an appropriate compensation incentive for the Employee;

WHEREAS, the Committee believes that the interests of the Employee should be more directly tied to the Company and its shareholders and, therefore, desires to amend the Employment Agreement to provide that if a change of control of the Company occurs (i) all equity rights held by the Employee will become fully vested and exercisable, and (ii) if the Employee’s employment with the Company is terminated on account of a covered termination, the Employee will have until the earlier of one year from the date of his termination of employment or the original life of the stock option, to exercise all outstanding exercisable stock options held by the Employee that were granted to him on or after the date of this Amendment;

WHEREAS, in consideration for the full acceleration of the outstanding equity held by the Employee in the event of a change of control of the Company and the extended period to exercise certain stock options, the Employee has agreed to the elimination of the Sale of Company Bonus from the Employment Agreement;

WHEREAS, the Committee desires to clarify that the additional severance payable on a termination related to a Change of Control (as defined in the Employment Agreement) includes a termination of the Employee by the Company without cause and the Committee also desires to clarify the portion of such severance relating to the Employee’s bonus;

WHEREAS, the Employment Agreement also provides that, if the Employee dies during the Employment Term, among the benefits that will be provided by the Company to the Employee’s designated beneficiaries is a life insurance benefit equal to at least two times the Employee’s then Salary (as defined in the Employment Agreement);

WHEREAS, the Employee and the Committee desire to amend the Employment Agreement to clarify the Company’s obligations with respect to the Employee’s life insurance benefit; and

WHEREAS, Section 15 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment between the Employee and the Company.

NOW, THEREFORE, the Company and the Employee hereby agree that the Employment Agreement shall be amended as follows:

1. Section 4 of the Employment Agreement is hereby amended by adding a new paragraph to the end thereof to read as follows:

“During the Employment Term, the Company shall reimburse the Employee for the annual insurance premium costs associated with a term life insurance policy purchased by the Employee with a death benefit equal to $600,000.”

2. Section 5 of the Employment Agreement is hereby amended in its entirety to read as follows:

“5. Bonuses

The Employee shall be entitled to participate in any bonus program established by the Board or the Compensation Committee for senior executives generally. The Employee’s annual target bonus shall be equal to 40% of the Employee’s Salary for such year (the “Target Bonus”). All bonus programs, as well as the goals for achieving the Target Bonus, are at the discretion of the Board or the Compensation Committee.”

The Target Bonus will be based upon the achievement of Company performance milestones to be determined between the Employee and the Company promptly, but in any event not later than one month after the commencement of each fiscal year of the Company.”

3. Section 7 of the Employment Agreement is hereby amended in its entirety to read as follows:

“7. Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee’s estate shall receive any unpaid Salary and vacation that has accrued through the date of termination, (b) the Employee’s outstanding options are accelerated for an additional period of 6 months that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates, (c) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee died, paid no later than March 15th of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to the executives generally, (d) the Employee’s group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee’s spouse or dependents, and (e) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his death.”

4. Section 8 of the Employment Agreement is hereby amended in its entirety to read as follows:

“8. Total Disability

If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination, (b) continued Salary for 3 months following the date the Employee is considered totally disabled, (c) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, (d) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee because totally disabled, paid no later than March 15th of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (e) the Employee’s group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee, and (f) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his becoming totally disabled.

The term “totally disabled” means: (a) if the Employee is considered totally disabled under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.”

5. Section 11(1) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(1) the Company will pay to the Employee (a) a lump sum severance payment (the “Severance Payment”) in the amount equal to one year of the Salary then in effect plus (b) a pro rata portion of the Target Bonus or any other bonus that the Employee would have earned for the fiscal year of the Company in which the Employee terminated or the non-renewal occurs, paid no later than March 15th of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, and”

6. The first three paragraphs of Section 12 of the Employment Agreement are hereby amended in their entirety to read as follows:

“If a Change of Control occurs, notwithstanding any provision to the contrary in any applicable plan, program or agreement to which the Employee is a party, all outstanding stock options, restricted stock grants, restricted stock unit grants and other equity rights held by the Employee as of the Change of Control shall become fully vested and/or exercisable, as applicable, as of the consummation of the Change of Control.

During the 2 year period after a Change of Control, if the Company terminates the Employee without “cause” or the Employee terminates this Agreement for “Good Reason” by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without “cause” by the Company shall apply, (2) the Employee shall receive a lump payment equal to the Employee’s Target Bonus, and (3) all stock options granted to the Employee on or after March 16, 2006 that are outstanding and exercisable as of the date of the Employee’s termination date, shall remain exercisable until the earlier of (i) one year from the Employee’s termination date or (ii) the expiration of the original life of the stock option.

During the 3 month period after a Change of Control, if the Employee terminates this Agreement for any reason by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 3 month period), then (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without “cause” by the Company shall apply, (2) the Employee shall receive a lump payment equal to the Employee’s Target Bonus, and (3) all stock options granted to the Employee on or after March 16, 2006 that are outstanding and exercisable as of the date of the Employee’s termination date, shall remain exercisable until the earlier of (i) one year from the Employee’s termination date or (ii) the expiration of the original life of the stock option.”

7. The last paragraph of Section 12 of the Employment Agreement relating to the term “Change of Control Bonus” and the definition of such term shall be deleted in its entirety from the Employment Agreement.

8. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Employee agree to the terms of the foregoing Amendment, effective as of the date first written above.

VERTICALNET, INC.

BY: Nathanael V. Lentz	Gene S. Godick

Employee

March 16, 2006	March 16, 2006

Date	Date